                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:


[X]Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                LANDS' END, INC.
                (Name of Registrant as Specified In Its Charter)

                                LANDS' END, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid: $125.00

  (2) Form, Schedule or Registration Statement No.: PRE 14A

  (3) Filing Party: Lands' End, Inc.

  (4) Date Filed: 04/04/94

Notes:

                                      LOGO


                         NOTICE OF 1994 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                  April 18, 1994

Dear Shareholder:

  The annual meeting of Lands' End shareholders will be held at our headquarters in Dodgeville, Wisconsin, on Wednesday, May 18, 1994, beginning at 10:00 a.m. (See map for directions.)

  The directors and officers of your company join me in extending you a cordial invitation to attend.

  For those of you interested in seeing, firsthand, how we fill an order, tours of our facilities will be available before the meeting. The first tour will leave the activity center at 8:00 a.m. and the last one will leave promptly at 9:00 a.m.

  The agenda for the meeting includes the election of two directors, the approval of an increase in the number of authorized common shares the company may issue, the approval of an amendment to the Company's Stock Option Plan, and the ratification of the appointment of independent public accountants. There also will be a brief management presentation on the state of the business.

  I hope you can be there, but whether you attend the meeting in person or not, it's important that your shares be represented. To make sure they are, please mark your votes on the enclosed proxy card, sign it and mail it in the postage-paid envelope. It will help us keep postage costs down if you take a minute to do so now.

                                        LOGO
                                        Gary C. Comer
                                        Chairman

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 1994

To Our Shareholders:

  The annual meeting of shareholders of Lands' End, Inc. (the "Company") will be held at the offices of the Company, One Lands' End Lane, Dodgeville, Wisconsin 53595, on May 18, 1994, at 10:00 a.m. for the following purposes:

  1. To elect two members to the Board of Directors of the Company to serve until the annual meeting of shareholders in 1997, and until their successors are duly elected and qualified.

  2. To approve an amendment of Article Fourth of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30 million to 160 million.

  3. To approve an amendment to the Company's Stock Option Plan.

  4. To ratify the appointment of Arthur Andersen & Co. as independent public accountants for the Company for the fiscal year ending January 27, 1995.

  5. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 25, 1994, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

  Please complete and return the enclosed proxy in the envelope provided whether or not you intend to be present at the meeting in person.

                                            By order of the Board of
                                             Directors,

                                            LOGO
                                            Robert S. Osborne
                                            Secretary

Dodgeville, Wisconsin
April 18, 1994

  YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Lands' End, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 1994 annual meeting of shareholders on Wednesday, May 18, 1994, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 18, 1994.

PROXIES

  Properly signed and dated proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon or, in the ab-sence of such instructions, (a) FOR election to the Board of Directors of the persons nominated by the Board, (b) FOR approval of the increase in the number of authorized common shares the Company may issue, (c) FOR approval of the amendment to the Company's Stock Option Plan, (d) FOR the ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the Company, and (e) in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting. Any proxy may be revoked for any reason prior to voting by notifying the Secretary of the Company in writing of such revocation or by voting by ballot at the meeting, which will cancel any proxies previously submitted. The Company has appointed an officer of Firstar Trust Company, transfer agent for the Company, to act as an independent inspector at the Annual Meeting.

VOTING OF PROXIES AND SHARES OUTSTANDING

  Holders of record at the close of business on March 25, 1994, of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), are entitled to vote on all matters which may be properly presented at the Annual Meeting. The number of shares of Common Stock of the Company outstanding on March 25, 1994, the record date for the meeting, was 17,943,959 all of one class and each entitled to one vote, owned by 2,542 shareholders of record.

  The holders of at least a majority of the shares of Common Stock must be present in person or by proxy at the Annual Meeting in order for the Annual Meeting to be held. Directors will be elected by a plurality of the votes cast for the election of directors. The affirmative vote of the holders of a major-ity of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for approval of each of the other actions proposed to be taken at the Annual Meeting. On each such proposed action, pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a proposed action. A broker non-vote (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on a proposed action is considered not entitled to vote on that action and thus is not counted in determining whether an action requiring approval of a majority of the shares present and entitled to vote at the Annual Meeting has been approved.

                             ELECTION OF DIRECTORS

  The Board of Directors is composed of seven directors. The directors are di-vided into three classes, two of which are composed of two directors each, and one of which is comprised of three directors. One class is elected each year for a three year term. The two nominees for election as directors to serve un-til the annual meeting of shareholders in 1997 and until their respective suc-cessors are duly elected and qualified, are Richard C. Anderson and Howard G. Krane. The Board of Directors recommends that shareholders vote "FOR" the elec-tion of Messrs. Anderson and Krane.

  The following tabulation sets forth, as of March 25, 1994, certain informa-tion about each nominee for election to the Company's Board of Directors and each continuing director.

- --------------------------------------------------------------------------------

DIRECTOR NOMINEES FOR A TERM TO EXPIRE IN 1997

RICHARD C. ANDERSON                                                      Age: 64

  Vice Chairman of the Company since 1984. Mr. Anderson served as Chief Execu-tive Officer of the Company from 1990 through January 1993. In addition, Mr. Anderson served as President and Chief Operating Officer from 1989 until 1992. Mr. Anderson has been a director of the Company since 1979. From 1977 to 1984, Mr. Anderson was a senior executive of Needham, Harper & Steers, serving as Ex-ecutive Vice President in charge of programming and media from 1981 until 1984.

HOWARD G. KRANE                                                          Age: 60

  Director of the Company since 1986. Mr. Krane's professional corporation is a partner of Kirkland & Ellis, with which he has practiced law since 1957. Kirkland & Ellis renders legal services to the Company. Mr. Krane is also Chairman of the Board of Trustees of the University of Chicago.

- --------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1995

DAVID F. DYER                                                            Age: 44

  Mr. Dyer entered the employ of the Company in 1989 as Managing Director of Home Furnishings, became Executive Vice President of Merchandising in 1990, and was named Vice Chairman, Merchandising in 1992. In February 1993, Mr. Dyer was named Vice Chairman, Merchandising and Sales. He has been a director of the Company since 1991. From 1972 until 1989, he was employed at Burdine's, a spe-cialty retail chain, most recently as Senior Vice President of Marketing and General Merchandising Manager of Women's Apparel, Accessories and Cosmetics.

WILLIAM T. END                                                           Age: 46

  Chief Executive Officer of the Company since February 1993. In 1991, Mr. End entered the employ of the Company as Executive Vice President of Marketing and Corporate Planning, and has been a director of the Company since 1991. In 1992, Mr. End was named President and Chief Operating Officer of the Company. From 1975 until 1990, Mr. End was employed at L.L. Bean, Inc., a specialty catalog firm, most recently as Executive Vice President and Senior Vice President of Marketing.


JOHN N. LATTER                                                           Age: 68

  Mr. Latter has been a director of the Company since 1978. Since 1980, Mr. Latter has been independently employed as a financial consultant.

- --------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1996

GARY C. COMER                                                            Age: 66

  Founder of the Company and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. He has been a director of the Company since 1963. Prior to 1963, Mr. Comer was employed for ten years as a copywriter at Young & Rubicam.

DAVID B. HELLER                                                          Age: 63

  Director of the Company since 1986. Since 1974, Mr. Heller has been President of Advisory Research, Inc., an investment advisory firm which in the past has acted as investment adviser to the Company's Profit Sharing Trust. He is also a director of Lake Shore Bancorp, Inc.

        MEETINGS AND COMPENSATION OF DIRECTORS; COMMITTEES OF THE BOARD

  The Board of Directors held seven formal meetings during the fiscal year ended January 28, 1994. All directors attended at least 75% of the total number of meetings of the Board and Committees of which they were members. Directors who are not salaried officers or employees of the Company receive an annual re-tainer of $25,000 (other than the Company's founder, who receives no such com-pensation). Directors who are salaried officers or employees of the Company earn no additional compensation for their services as directors.

  The Board has three standing committees: The Audit Committee, the Compensa-tion Committee and the Performance Compensation Committee. The Board does not have a nominating committee. The functions of the standing committees are de-scribed briefly below:

AUDIT COMMITTEE

  The members of the Audit Committee are John N. Latter (chairman) and David B. Heller. The functions of the Audit Committee are to recommend the appointment of the Company's independent public accountants, to review and approve the scope of the yearly audit and proposed budget for audit fees, to review the re-sults of the annual audit, to review the Company's internal controls and the audit functions of the Company's financial staff, and to report to the Board of Directors on the activities and findings of the Committee and make recommenda-tions to the Board of Directors based on such findings. The Company's indepen-dent public accountants have direct access to the Committee to discuss auditing and any other accounting matters. The Audit Committee held one formal meeting during fiscal year 1994.

COMPENSATION COMMITTEE

  The members of the Compensation Committee are Gary C. Comer (chairman), David
B. Heller, Howard G. Krane and John N. Latter. The Compensation Committee moni-tors the Company's overall compensation policies and specifically reviews and approves all compensation to be paid the Company's chief executive officer, to the three other executive officers and to any other officer whose annual com-pensation is $300,000 or more. Functions of the Compensation Committee include administering the 1989 Restricted Stock Plan and the Additional Incentive Bonus Plan, and establishing the terms of any benefits granted thereunder. The Com-pensation Committee held four formal meetings during fiscal year 1994.

  None of the members of the Compensation Committee is or has been, for a pe-riod of at least one year prior to appointment, eligible to receive a benefit under any plans of the Company entitling participants to acquire Common Stock, stock options or stock appreciation rights.

PERFORMANCE COMPENSATION COMMITTEE

  The members of the Performance Compensation Committee are David B. Heller (chairman) and John N. Latter. The Performance Compensation Committee adminis-ters the Stock Option Plan and establishes the terms of any benefits granted thereunder. The Performance Compensation Committee also administers the Company's non-stock based compensation plans which are in-tended to provide "performance-based compensation" including, but not limited to, establishing objective performance goals and measures and certifying that such performance goals and other material terms are satisfied. The Performance Compensation Committee is comprised solely of directors who are not (i) current employees of the Company (or any related entity), (ii) former employees of the Company (or any related entity) receiving compensation for prior services (other than certain pension benefits), (iii) former officers of the Company (or any related entity) or (iv) consultants or individuals who are otherwise re-ceiving compensation for personal services in any capacity other than as a di-rector. The Performance Compensation Committee held one formal meeting during fiscal year 1994.

                             PRINCIPAL SHAREHOLDERS

  The following table shows certain information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by each director and nominee for director of the Company, the chief executive of-ficer and each of the three other executive officers of the Company (the "Named Executive Officers"), and the directors and executive officers as a group. The following table also sets forth information concerning each person known to the Company as of March 25, 1994, to be the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Company's Common Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of March 25, 1994, and has been supplied by each of the persons included in the table.

                                                                       PERCENT
                                                                         OF
                        BENEFICIAL OWNERS                     AMOUNT    CLASS
                        -----------------                     ------   -------
        Gary C. Comer (1)                                    9,124,900  50.85
        Capital Research and Management Company (2)            966,800   5.39
        Richard C. Anderson (3)                                642,005   3.58
        David F. Dyer (4)                                       73,000      *
        William T. End (5)                                      62,000      *
        David B. Heller                                          4,000      *
        Howard G. Krane (6)                                     10,000      *
        John N. Latter                                          80,000      *
        Stephen A. Orum (7)                                     12,200      *
        Francis P. Schaecher (8)                                80,000      *
        All directors and executive officers as a group (9
         persons) (9)                                       10,088,105  55.73

            --------
            *Less than 1%.

     (1) Mr. Comer's address is Citicorp Plaza, Suite 620, 8420 W. Bryn Mawr Avenue, Chicago, Illinois 60631.
     (2) As disclosed on its Schedule 13G filed with the Securities and Exchange Commission, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, a registered investment adviser and an operating subsidiary of The Capital Group, Inc., as of December 31, 1993, exercised investment discretion with respect to 966,800 shares which were owned by various institutional investors. Capital Research and Management Company has no power to direct the vote of such shares.
     (3) Share amount shown includes 54,000 shares of the Company's Common Stock owned by Mr. Anderson's wife as to which he disclaims beneficial ownership.
     (4) Share amount shown includes exercisable options for 60,000 shares of Company Common Stock granted to Mr. Dyer on November 27, 1990 under the Stock Option Plan.
     (5) Share amount shown includes exercisable options for 60,000 shares of Company Common Stock granted to Mr. End on November 27, 1990 under the Stock Option Plan.
     (6) Share amount shown includes 1,000 shares of the Company's Common Stock owned by Mr. Krane's wife as to which he disclaims beneficial ownership.
     (7) Share amount shown includes (i) exercisable options for 4,000 shares of Company Common Stock granted to Mr. Orum on December 9, 1991 under the Stock Option Plan and (ii) options for 3,000 shares of Company Common Stock granted to Mr. Orum on April 6, 1993 under the Stock Option Plan, which options will become exercisable within 60 days.
     (8) Share amount shown includes exercisable options for 30,000 shares of Company Common Stock granted to Mr. Schaecher on November 27, 1990 under the Stock Option Plan.
     (9) Share amount shown includes options for 157,000 shares of Company Common Stock granted to certain executive officers under the Stock Option Plan which are currently exercisable or will become exercisable within 60 days.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  Set forth below is certain information concerning the compensation for each of the Named Executive Officers for the fiscal year ended January 28, 1994:

                                                     LONG TERM
                                                    COMPENSATION
                                                 ------------------
                      ANNUAL COMPENSATION              AWARDS
               --------------------------------- ------------------
                                        OTHER    RESTRICTED
  NAME AND                              ANNUAL     STOCK     STOCK       ALL
  PRINCIPAL    FISCAL SALARY   BONUS   COMPEN-     AWARDS   OPTIONS OTHER COMPEN-
  POSITION      YEAR    ($)     ($)   SATION ($)   ($)(1)     (#)   SATION ($)(2)
  ---------    ------ ------- ------- ---------- ---------- ------- -------------
William T.      1994  351,730 319,980    -0-          -0-   100,000    74,102
 End            1993  300,000 156,000    -0-          -0-       -0-    12,362
 President,     1992  300,000 113,438    -0-          -0-   100,000       -0-
 CEO and
 Chief
 Operating
 Officer
David F. Dyer   1994  351,730 319,980    -0-          -0-   100,000    74,102
 Vice           1993  300,000 156,000    -0-          -0-       -0-    12,362
 Chairman,      1992  288,077 111,053    -0-          -0-   100,000     6,667
 Merchandising
 and Sales
Francis P.      1994  175,605 148,182    -0-          -0-     4,300    54,059
 Schaecher      1993  153,750  78,900    -0-          -0-       -0-    10,838
 Senior Vice    1992  129,231  52,565    -0-          -0-       -0-     3,865
 President
 Operations
Stephen A.      1994  180,038  50,529    -0-          -0-    19,300    50,280
 Orum           1993  156,273  30,004    -0-       53,250       -0-     9,352
 Senior Vice    1992   95,192  15,131    -0-          -0-    10,000       -0-
 President
 and Chief
 Financial
 Officer

- --------

(1) Dividends on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted Common Stock. The aggregate number and value (based on the closing price of the Company's Common Stock ($48.00) on the New York Stock Exchange on January 28, 1994) of each Named Executive Officer's restricted stock holdings as of such date are as follows: Mr. End, 0 shares, $0; Mr. Dyer, 8,000 shares, $384,000; Mr. Schaecher, 0 shares, $0; and Mr. Orum, 1,800 shares, $86,400.

(2) For fiscal year 1994, these amounts represent the Company's contributions to the Retirement Plan, the Company's contributions to the Deferred Compensation and Excess Benefit Plan and the Company's one-time payments in connection with the termination of the Company's automobile perquisite arrangements, in the following amounts: Mr. End, $14,081, $25,021, $35,000, respectively; Mr. Dyer, $14,081, $25,021, $35,000, respectively; Mr. Schaecher, $13,989, $5,070, $35,000, respectively; and Mr. Orum, $13,277,
    $2,003, $35,000, respectively.

STOCK OPTION GRANTS IN FISCAL YEAR 1994

  Set forth below is certain information relating to options to acquire Common Stock granted to each Named Executive Officer during the fiscal year ended January 28, 1994, and the grant-date present value of each option grant.

                                 PERCENT OF                          GRANT DATE
                                TOTAL STOCK                            VALUE
                      STOCK       OPTIONS                            ----------
                     OPTIONS     GRANTED TO                          GRANT DATE
                     GRANTED    EMPLOYEES IN   EXERCISE   EXPIRATION  PRESENT
       NAME            (#)      FISCAL YEAR  PRICE ($/SH)    DATE     VALUE(3)
       ----          -------    ------------ ------------ ---------- ----------
William T. End...... 100,000(1)    31.39%       $41.50     12/31/03  $2,562,000
David F. Dyer....... 100,000(1)    31.39         41.50     12/31/03   2,562,000
Francis P.
 Schaecher..........   4,300(2)     1.35         41.50     12/31/03     110,166
Stephen A. Orum.....  15,000(2)     4.71         28.50     12/31/03     256,350
                       4,300(2)     1.35         41.50     12/31/03     110,166

- --------
(1) Options are exercisable starting on the first anniversary of the grant date, with 10% of the shares covered thereby becoming exercisable at that time, an additional 10% of the option shares becoming exercisable on each of the second, third and fourth anniversaries of the grant date and the remaining 60% of the option shares becoming exercisable on the fifth anniversary of the grant date. The options granted included a condition that 25,000 of the Company shares covered by each respective option are granted subject to shareholder approval of the amendment to the Stock Option Plan, which increases the number of Company shares available for issuance thereunder. See "Approval of Amendment to the Stock Option Plan."
(2) Options are exercisable starting on the first anniversary of the grant date, with 20% of the shares covered thereby becoming exercisable at that time, and an additional 20% of the option shares becoming exercisable on each of the second, third, fourth, and fifth anniversaries of the grant date.
(3) Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The estimated present values under that model are based on the following inputs:

                                                               4/06/93  12/10/93
                                                               -------- --------
   Stock Price (Fair Market Value) at Grant...................   $28.50   $41.50
   Exercise Price.............................................    28.50    41.50
   Expected Option Term....................................... 10 Years 10 Years
   Risk-Free Interest Rate....................................    6.19%    6.18%
   Stock Price Volatility.....................................    0.448    0.448
   Dividend Yield.............................................    0.70%    0.48%

  The model assumes: (a) a Risk-Free Interest Rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the Expected Option Term; (b) Stock Price Volatility is calculated using daily stock prices over the five year period next preceding the date of grant; and (c) Dividend Yield is calculated using the annual dividend rate in effect at the date of grant. Notwithstanding the fact that these options are non-transferrable, no discount for lack of marketability was taken.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

  Set forth below is certain information relating to options to acquire Common Stock exercised by each Named Executive Officer during the fiscal year ended January 28, 1994, and options to acquire Common Stock held by each Named Exec-utive Officer as of such date.

                                              NUMBER OF
                           SHARES            UNEXERCISED   VALUE OF UNEXERCISED
                          ACQUIRED          STOCK OPTIONS   IN-THE-MONEY STOCK
                             ON     VALUE   AT FY-END (#)   OPTIONS AT FY-END
                          EXERCISE REALIZED  EXERCISABLE/    ($) EXERCISABLE/
       NAME                 (#)      ($)    UNEXERCISABLE    UNEXERCISABLE(2)
       ----               -------- -------- -------------  --------------------
William T. End(1)........   -0-      -0-    60,000/240,000 $2,115,000/4,322,500
David F. Dyer(1).........   -0-      -0-    60,000/240,000  2,115,000/4,322,500
Francis P. Schaecher.....   -0-      -0-     30,000/24,300    1,057,500/732,950
Stephen A. Orum..........   -0-      -0-      4,000/25,300       90,500/456,200

- --------
(1) The grants of options to Messrs. End and Dyer in fiscal year 1994 included a condition that 25,000 of the Company shares covered by each respective option are granted subject to shareholder approval of the amendment to the Stock Option Plan, which increases the number of Company shares available for issuance thereunder. See "Approval of Amendment to the Stock Option Plan."
(2) Calculated based upon the closing price of the Company's Common Stock ($48.00) on the New York Stock Exchange on January 28, 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Gary C. Comer, who currently serves on the Compensation Committee, is the Company's founder and Chairman of the Board. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. None of the other members of the Compensation Committee has ever been an officer or employee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Overall Policy

  Lands' End believes that its employees are its most valuable asset. The Company's goal is to recruit, motivate, reward and retain the best hourly and salaried work force in the direct marketing industry. The Company has devel-oped and implemented its compensation plans, including those for executive of-ficers, with that goal in mind.

  The Board of Directors and its compensation-related committees believe that the Company has derived significant benefits over the years from the fact that its founder and senior executive officers had very substantial amounts of stock ownership in the Company and developed a strongly collegial management culture. Over the past several years, the Company has planned for management succession by recruiting new senior executives, including William T. End, Da-vid F. Dyer and Stephen A. Orum, from other companies. The principal executive compensation philosophy used to recruit, motivate and retain these new execu-tives, as well as executives already with the Company, has been to create the possibility for significant equity ownership and to base additional incentive compensation on specific financial performance goals, consisting of percentage increases in net sales and the level of pretax earnings expressed as a percentage of net sales.

 Committee Structure

  Until December 1993, the Compensation Committee of the Board of Directors ad-ministered all of the Company's key management compensation plans: the 1989 Re-stricted Stock Plan, the Stock Option Plan, the Salaried Incentive Bonus Plan and the Additional Incentive Bonus Plan. The Compensation Committee consists of Gary C. Comer, the Company's founder and Chairman of the Board, who is retired from active employment at the Company, and three outside directors, Howard G. Krane, David B. Heller and John N. Latter, who have never been employees of the Company. No member of the Compensation Committee is eligible to receive awards under any of the compensation plans which it administers. The Compensation Com-mittee receives and considers recommendations from time to time from officers of the Company and from independent professional compensation consultants.

  In December 1993, the Board of Directors considered the possible future im-pact of the federal Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which would limit the Company's ability to deduct, for corporate federal income tax purposes, payments of executive compensation in excess of $1,000,000 to any one individual in any one year. No executive officer of the Company currently has cash compensation in an amount that would be subject to the OBRA deduction lim-its. However, future gains realized upon the exercise of nonqualified stock op-tions or the receipt of other performance-based compensation would be included in the amount subject to deduction limits unless such options and other compen-sation are granted under plans administered exclusively by individuals who meet certain eligibility requirements specified in OBRA.

  In light of OBRA, the Board of Directors considered it appropriate to estab-lish a new Board committee, named the Performance Compensation Committee, to administer the Stock Option Plan, the Salaried Incentive Bonus Plan and certain other performance-based compensation programs. The Performance Compensation Committee consists of Mr. Heller, as chairman, and Mr. Latter, each of whom is believed to meet the eligibility requirements specified in OBRA. Accordingly, it is anticipated that compensation paid under the Stock Option Plan, including gains realized upon the exercise of nonqualified stock options, will remain de-ductible by the Company for federal income tax purposes.

  The larger Compensation Committee continues to monitor the Company's overall compensation policies and to review and approve compensation (other than under plans administered by the Performance Compensation Committee) for the chief ex-ecutive officer and certain other officers.

 Compensation Criteria

  In fiscal year 1993, the Compensation Committee engaged a nationally recog-nized compensation consulting firm to advise the Committee and the Board re-garding a variety of compensation matters. During fiscal year 1994, a represen-tative of this consulting firm met formally with the Compensation Committee (sometimes with other Board members in attendance) on two occasions and had numerous other informal discus-sions with members of the Committee. The Performance Compensation Committee has also reviewed the advice provided by this consulting firm.

  During the past year, the Compensation Committee undertook a comprehensive review of the performance factors used in determining bonuses earned under the Salaried Incentive Bonus Plan and the Additional Incentive Bonus Plan. In con-nection with that review, the Committee also considered broader issues and sought to develop an overall perspective on compensation matters.

  The compensation consulting firm engaged by the Company assisted the Compen-sation Committee and the Board in developing an overall perspective on base, incentive and long-term compensation and benefit practices in the specialty re-tail business. Although survey data was used in developing this perspective, the Committee and the Board also considered other factors which, in their sub-jective judgment, affected the comparability and usefulness of such data to the Company. These factors included the Company's leading position as a direct mer-chant, the evolving nature of its business as the Company makes investments in developing new catalog formats and expands internationally, and elements of its corporate culture, including the historical importance of executive stock own-ership and the use of sales growth and profitability measures for incentive compensation. In general, the Compensation Committee and the Board determined that it was desirable for the Company to maintain a competitive package of base, incentive and long-term compensation and that, at senior executive lev-els, the package should be strongly weighted toward long-term, stock-based com-pensation, thereby aligning management interests with those of the Company's shareholders.

  As a result of the work initially performed by the Compensation Committee and completed by the Performance Compensation Committee in December 1993, several important decisions were reached regarding incentive compensation. First, as a transition matter, the thresholds of pretax income as a percentage of net sales for bonuses under the Salaried Incentive Bonus Plan and the Additional Incen-tive Bonus Plan for fiscal year 1994 were set at the same levels as in previous years, but excluded the impact of certain "investment spending" for new busi-nesses and international expansion. Second, commencing with respect to fiscal year 1995, no further payments will be made under the Additional Incentive Bo-nus Plan. Third, commencing with respect to fiscal year 1995, a new matrix of sales growth and profitability has been established for the Salaried Incentive Bonus Plan and no exclusions will be made for investment spending. This matrix will now take into account the Company's percentage growth in net sales, as well as the Company's pretax income expressed as a percentage of net sales.

 Components of Fiscal Year 1994 Compensation

  Base Salary. The base salary levels for each of the Company's Named Executive Officers were increased by approximately 14% to 17% over the prior fiscal year. Three of the four Named Executive Officers took on additional duties in connection with their promotions, which were effective in February 1993. The Compensation Com-mittee considered these increases necessary and appropriate given the Company's strong desire to motivate, reward and retain these individuals.

  Salaried Incentive Bonus Plan. For fiscal years 1988 through and including 1994, the Salaried Incentive Bonus Plan provided salaried employees with bo-nuses for each year in which pretax income exceeded 5% of net sales. Salaried employees who participated and the level of their participation as a percentage of salary were determined by the Board of Directors. For most of the Company's salaried employees, the level of participation as a percentage of salary has historically been 10%. For the Company's executive officers, the level of par-ticipation as a percentage of salary has historically been 40-70%. Each partic-ipant's bonus has been a function of two factors: (i) the participant's per-centage level of participation, and (ii) the extent to which the Company's pre-tax income exceeded 5% of net sales. Bonuses paid to the Company's four Named Executive Officers pursuant to the Salaried Incentive Bonus Plan for fiscal year 1994 totaled $346,484, compared to $345,304 paid to the Company's five Named Executive Officers in fiscal year 1993. This increase in the average bo-nus paid per Named Executive Officer is based on improved financial performance in which the Company's pretax income amounted to 8.0% of net sales compared to 7.4% in the prior year.

  For fiscal year 1995 and thereafter, the Salaried Incentive Bonus Plan estab-lishes bonus eligibility amounts ranging from 10% to 100% of base salary for individual participants. Participants earn bonuses equal to their bonus eligi-bility amounts, multiplied by a factor which depends on overall corporate re-sults measured by a matrix of (i) growth in net sales and (ii) pretax income expressed as a percentage of net sales for the fiscal year of participation. No bonuses are payable if net sales increase by less than 7% in a year or if pre-tax earnings are less than 5% of net sales. The matrix is subject to further review and adjustment from time to time by the Performance Compensation Commit-tee.

  Additional Incentive Bonus Plan. The purpose of the Additional Incentive Bo-nus Plan has been to provide key officers of the Company with additional incen-tive to increase their efforts on the Company's behalf and to remain in or en-ter into the employ of the Company. The Additional Incentive Bonus Plan pro-vided participants with bonuses in the form of cash, Company Common Stock or a combination thereof in the event the Company earned pretax income in excess of 6% of net sales for the fiscal year of participation. The amount of each addi-tional incentive bonus has been a function of two factors: (i) the partici-pant's level of eligibility as determined by the Compensation Committee and
(ii) the extent to which the Company's pretax income exceeded 6% of net sales. The Compensation Committee's determinations of persons eligible to participate in the Additional Incentive Bonus Plan and the level of eligibility for such participants has been based on subjective rather than objective factors.

  In fiscal year 1994, the only participants in the Additional Incentive Bonus Plan were Messrs. End, Dyer and Schaecher. They re-ceived $196,875, $196,875 and $98,437, respectively, based on improved finan-cial performance in which the Company's pretax income amounted to 8.0% of net sales compared to 7.4% in the prior year.

  As discussed above, the Compensation Committee has determined that commencing with respect to fiscal year 1995, no further payments will be made under the Additional Incentive Bonus Plan.

  Stock Options. In fiscal year 1994, the Company made stock option grants to Messrs. End, Dyer, Schaecher and Orum in the amounts of 100,000 shares, 100,000 shares, 4,300 shares and 19,300 shares, respectively. These grants are consis-tent with the Company's announced goal of providing significant stock-based in-centive compensation for senior executives so as to incent management to in-crease shareholder value over time.

 Chief Executive Officer Compensation

  William T. End became the Company's chief executive officer effective at the beginning of fiscal year 1994, while continuing to serve as the Company's Pres-ident and chief operating officer. In light of his additional responsibilities, Mr. End's annual base salary was increased from $300,000 to $350,000 at the be-ginning of fiscal year 1994 and was further increased to $400,000 at the begin-ning of fiscal year 1995. During fiscal year 1994, Mr. End also received bo-nuses of $123,105 under the Salaried Incentive Bonus Plan and $196,875 under the Additional Incentive Bonus Plan.

  Consistent with the goal of providing significant stock-based incentive com-pensation for senior executives, the Performance Compensation Committee also awarded to Mr. End options to purchase 100,000 shares of the Company's common stock at $41.50 per share (the market price per share of the common stock on the date of grant in December 1993). The options are exercisable for ten years and vest at the rate of 10% per year for four years, with the balance of 60% vesting on the fifth anniversary of the grant. The specific number and vesting rate of the options awarded was based principally on subjective judgment fac-tors, including the review of overall compensation practices described above and the existing level of Mr. End's beneficial ownership of stock in the Compa-ny. Because insufficient options were available under the Stock Option Plan to cover all of the options awarded to Mr. End, the grant of 25,000 of the options was made subject to shareholder approval of an amendment to increase the number of options which may be granted under the Plan. See "Approval of Amendment to the Stock Option Plan."

Submitted by the Compensation Committee of the Board of Directors

Gary C. Comer, Chairman
David B. Heller
Howard G. Krane
John N. Latter

PERFORMANCE GRAPH

  The following graph presents the cumulative total shareholder return of the Company, the Standard & Poor's 400 Index, and the Value Line Retail Index for a five year period. Cumulative total shareholder return is defined as share price appreciation assuming reinvestment of dividends. The Company's Common Stock is included in both the Standard & Poor's 400 Index and the Value Line Retail Index. In addition to the Company, 54 retailers (including catalog com-panies) comprise the Value Line Retail Index.
                     COMPARISON OF FIVE-YEAR TOTAL RETURN
       AMONG LANDS' END, INC., VALUE LINE RETAIL INDEX AND S&P 400 INDEX

                                          VALUE OF $100 INVESTED ON FEBRUARY 1,
                                                         1989 AT
                                         ---------------------------------------
                                         1/31/90 1/31/91 1/31/92 1/29/93 1/28/94
                                         ------- ------- ------- ------- -------
Lands' End, Inc.........................  $ 58    $ 61    $114    $ 94    $173
Value Line Retail Index.................   115     128     177     188     192
S&P 400 Index...........................   116     130     184     204     235

- --------
Note: Assumes $100 invested February 1, 1989 in Lands' End Stock, Value Line Retail Index and S&P 400 Index (dividends reinvested)

                    APPROVAL OF AMENDMENT OF ARTICLE FOURTH
                      OF THE CERTIFICATE OF INCORPORATION

  In February 1994, the Company's Board of Directors authorized an amendment of Article Fourth of the Company's Certificate of Incorporation, subject to share-holder approval, to increase the number of authorized shares of Common Stock from 30 million to 160 million (the "Charter Amendment"). The Board of Direc-tors believes that the availability of additional Common Stock will provide the Company with the necessary flexibility to issue Common Stock if and when the need arises. The Board of Directors currently anticipates issuing a portion of the additional Common Stock authorized by the Charter Amendment in connection with a two-for-one stock split (effected as a stock dividend) to be made in fiscal year 1995, subject to market conditions and other factors. Stock splits and stock dividends can tend to broaden the market for the Company's shares and bring the price of the Company's shares within a range which is more suitable for individual investors. Furthermore, the additional Common Stock may be is-sued in connection with acquisitions of other companies and, should the Board of Directors find it advisable to raise additional corporate funds for acquisi-tions or other purposes, the additional Common Stock may be sold for cash.

  The text of the proposed Charter Amendment is set forth below:

    RESOLVED, that Article Fourth of the Company's Certificate of Incorpora-tion be amended to read as follows:

    ARTICLE FOURTH: The total number of shares of stock which the Corporation has authority to issue is 165,000,000 shares, of which 5,000,000 shares shall be designated Serial Preferred Stock, par value $.01 per share and 160,000,000 shares shall be Common Stock, par value $.01 per share.

  The additional authorized shares of Common Stock will be available for issu-ance at the discretion of the Board of Directors, without further action by shareholders except to the extent required by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed. Ac-cordingly, the Board of Directors may set the date and terms upon which those shares will be issued, based upon conditions existing at the time of issuance. The Board of Directors does not have any present agreements, commitments, un-derstandings, or arrangements with respect to the issuance or sale of any of the additional shares of Common Stock, or the currently authorized Preferred Stock. Furthermore, no employee stock ownership plans or similar stock commit-ments currently exist with respect to the future issuance of Common Stock or Preferred Stock. Holders of Common Stock do not have preemptive rights to pur-chase shares of the Company's Common Stock or Preferred Stock that are offered for sale.

  A majority of the Company's issued and outstanding Common Stock is held by Mr. Gary C. Comer, the Company's Chairman. As a result, the proposed increase in the number of authorized shares of Common Stock will not affect the control of the Company. The Company has not instituted any plans or issued any securi-ties designed to defer or prevent a change in control, and the Company is not aware of any attempt to effect a change in control of the Company.

  The Board of Directors recommends that the shareholders vote "FOR" the ap-proval of this amendment of Article Fourth of the Certificate of Incorporation.

                 APPROVAL OF AMENDMENT TO THE STOCK OPTION PLAN

  The Company seeks shareholder approval of the amendment to the Stock Option Plan (as herein amended, the "Plan") to (i) authorize an additional 250,000 shares of Common Stock for issuance thereunder and (ii) establish 200,000 as the maximum number of shares with respect to which options may be granted to any one employee during any one year (the "Plan Amendment"). At the time the Plan was approved by shareholders, 1,000,000 shares were authorized for issu-ance pursuant thereto. Options with respect to 998,600 shares originally autho-rized under the Plan have been granted to date. Furthermore, options with re-spect to an additional 25,000 shares were granted in December 1993 to each of William T. End and David F. Dyer, subject to shareholder approval of the Plan Amendment. The Board of Directors recommends that the shareholders vote "FOR" the approval of this amendment to the Stock Option Plan.

  The following summary of the Plan is qualified in its entirety by the full text of the Plan, a copy of which may be obtained by shareholders of the Com-pany upon request directed to the Secretary of the Company at One Lands' End Lane, Dodgeville, Wisconsin 53595. For additional information regarding stock options granted to certain officers, see "Executive Compensation" above.

GENERAL

  The Company's Stock Option Plan has been maintained by the Company since No-vember 1990. Under the Plan, officers and key employees designated by the Per-formance Compensation Committee are granted stock options to purchase shares of the Company's Common Stock. Options are granted under the Plan at the fair mar-ket value on the date of grant.

  The purpose of the Plan is to provide officers and key employees of the Com-pany with additional incentive to increase their efforts on the Company's be-half and to remain in or enter into the employ of the Company by granting such employees incentive stock options (within the meaning of Section 422 of the In-ternal Revenue Code of 1986, as amended (the "Internal Revenue Code")) and/or nonqualified stock options (all options granted under the Plan which are not incentive stock options) to purchase shares of the Company's Common Stock. The Company believes that such grants will inspire the continued efforts of those officers and key employees and the continuity of their employment with the Com-pany.

ADMINISTRATION OF THE PLAN

  The Plan is currently administered by the Performance Compensation Committee of the Board of Directors (the "Committee"), which is composed of David B. Heller (chairman) and John N. Latter, neither of whom is or has ever been an employee or officer of the Company or any related entity and each of whom is not currently receiving compensation for personal services to the Company in any capacity other than as a director of the Company. The members of the Com-mittee must be "disinterested persons" as that term is defined in Rule 16b-3 of the Securities and Exchange Commission and "outside directors" as that term is de-fined in Section 162(m) of the Internal Revenue Code. The Committee has the full power to construe and interpret the Plan, to establish the terms of any options granted thereunder, and to determine the individuals to whom options will be granted under the Plan. In selecting participants and in determining the type and amount of their respective benefits, the Committee may consider such factors as it deems pertinent. Currently, there are approximately 20 offi-cers and key employees eligible to participate in the Plan.

SHARES RESERVED FOR THE PLAN

  Currently, there is an aggregate of 1,000,000 shares of the Company's Common Stock reserved for issuance upon exercise of options granted under the Plan, which shares may be authorized and unissued shares or treasury shares. The Plan Amendment provides for the reservation of an additional 250,000 shares for is-suance upon exercise of options granted under the Plan. The closing price of the Company's Common Stock on the New York Stock Exchange on April 12, 1994 was $49.375.

MAXIMUM GRANT TO ANY ONE EMPLOYEE

  The Plan Amendment provides that any one employee may receive options with respect to no more than 200,000 shares of Company Common Stock in any one year.

OPTION TERMS

  At the time the Committee approves the granting of an option to an officer or key employee, the Committee must also designate (i) the date of grant of such option (provided that such date may not be earlier than the date the option is approved by the Committee), (ii) the option price per share of Company Common Stock (provided that no option may have an option price per share of Company Common Stock of less than 100 percent of the fair market value of a share of Company Common Stock on the date of grant), (iii) the schedule and times at which such options will vest and become exercisable (provided that no option may be exercised later than December 31 of the year in which the tenth anniver-sary of the date of grant occurs), and (iv) whether the option will or will not constitute an incentive stock option under Section 422 of the Internal Revenue Code. The Plan also authorizes the Committee to determine the form of option price payment (cash, Company Common Stock or a combination thereof), to issue replacement options to participants who voluntarily surrender and cancel prior options with a price per share of Company Common Stock equal to or greater than the price per share of the prior option, to accelerate the vesting and exercisability of all or part of any option, and to adjust the number and type of shares of Company Common Stock subject to the Plan or outstanding options in order to prevent a dilution or enlargement of benefits as a result of a corpo-rate transaction or event.

  Any unexercised option is exercisable for 12 months following a participant's retirement (or until such earlier time as the option would otherwise expire or terminate on its own terms). Vested but unexercised options may be exercised for 12 months following a termination of employment on account of death and for 180 days following a termi-nation of employment on account of disability (or until such earlier time as the option would otherwise expire or terminate on its own terms). If a partici-pant ceases to be employed by the Company for reasons other than his or her disability, death or retirement, the option terminates and no portion of the terminated option will be exercisable after that date.

  No option granted under the Plan is transferable otherwise than by will or the laws of descent and distribution.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board of Directors may amend the Plan at any time in its sole discretion, but no amendment may, without the participant's consent, impair his or her rights to any option previously granted under the Plan, or without shareholder approval (i) increase the maximum number of shares of Company Common Stock which may be issued under the Plan (except to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event), (ii) extend the termination date of the Plan or any option granted under the Plan, or (iii) en-large the class of employees eligible to receive options under the Plan. The Board of Directors may terminate the Plan at any time with respect to shares of Company Common Stock for which options have not previously been granted. Share-holder approval may also be required if there are "material changes" to the Plan for purposes of Section 162(m) of the Internal Revenue Code or to comply with new legislation. Unless earlier terminated, the Plan will terminate at the close of business on December 31, 1995.

FEDERAL INCOME TAX CONSEQUENCES

  The following is intended only as a brief, general summary of the federal in-come tax rules relevant to stock options granted under the Plan, and assumes
(i) that any participant subject to Section 16(b) of the Securities Exchange Act of 1934 (typically, officers and directors and major shareholders of the Company) will not exercise any option granted under the Plan before the six month anniversary of the date of grant of such option, and (ii) that the exer-cise of options and disposition of option shares occur during the lifetime of the participant. This discussion is not intended to provide guidance to partic-ipants; participants should consult their own personal tax advisors.

  Nonqualified Stock Options. The holder of a nonqualified stock option ("NQO") does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction. The participant recognizes ordinary income (subject to withholding taxes) on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date. The participant's gain is long-term or short-term depending upon whether the shares were held for more than one year. The Company does not receive a deduction for any capital gain recognized by the participant.

  If the Company complies with applicable withholding requirements, it is gen-erally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exer-cise of the NQO.

  If a participant sells shares acquired pursuant to the exercise of an NQO, the participant will recognize capital gain or loss equal to the difference be-tween the selling price of the shares and their fair market value on the exer-cise date.

  Incentive Stock Options. The holder of an incentive stock option ("ISO") does not realize taxable income upon the grant or exercise of the ISO and the Com-pany is not entitled to any deduction in respect of such grant or exercise. As discussed below, however, a participant may be subject to the alternative mini-mum tax on the exercise of an ISO.

  The income tax treatment of any gain or loss realized upon a participant's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Peri-ods"), then the participant recognizes (i) long-term capital gain to the extent that the selling price exceeds the option price or (ii) capital loss to the ex-tent that the option price exceeds the selling price. In either case, no deduc-tion is allowed to the Company.

  If a participant disposes of option shares before the expiration of the Re-quired Holding Periods (a "disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the option price is taxable to the participant as ordinary income and the excess of the selling price over such fair market value is taxable to the participant as capital gain, (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the option price is taxable to the partic-ipant as ordinary income, and (iii) if the selling price is less than the op-tion price, the difference is treated as capital loss to the participant. In each case, the Company is entitled to a deduction equal to the amount of ordi-nary income (but not capital gain) recognized by the participant on the dis-qualifying disposition.

  The amount by which the fair market value of shares of Company Common Stock (determined as of the exercise date) received through the exercise of an ISO exceeds the option exercise price is included in the participant's alternative minimum taxable income and may subject the participant to alternative minimum tax. Such alternative minimum tax may be payable even though the participant receives no cash upon the exercise of his or her ISO with which to pay such tax.

  Exercise with Previously Owned Shares. The previous discussion assumes that all shares of Company Common Stock acquired on the exercise of an NQO or ISO are paid for in cash. If a participant pays for all or a portion of the option exercise price with previously owned shares of Company Common Stock, the par-ticipant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. The participant's tax basis in and holding period for the surrendered shares (for purposes of determining capital gains and losses, but not for purposes of determining whether a disqualifying disposition occurs and its consequences) will generally carry over to an equal number of shares received.

LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Congress recently enacted certain provisions into the Internal Revenue Code under which compensation paid to certain executives in excess of $1 million per year may not be deductible. The Company believes that compensation income rec-ognized by its executives pursuant to the Plan will be exempted from those pro-visions and that the Company will not therefore lose the benefit of any poten-tial tax deductions.

NEW PLAN BENEFITS

  Options with respect to 25,000 shares of the Company's common stock were granted to each of William T. End and David F. Dyer in December 1993, contin-gent on the subsequent receipt of shareholder approval to increase the number of options which may be granted under the Plan. As of the date of this Proxy Statement, the Committee intends to grant additional stock options under the Plan. However, the number of stock options to be granted under the Plan and the identity of any particular employee to whom stock options are to be granted cannot be determined as of this date. Please refer to "Executive Compensation" as to all compensation plans in effect as of the date of this Proxy Statement or in effect during the last three fiscal years with respect to each Named Ex-ecutive Officer.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors recommends that the shareholders ratify the appoint-ment of Arthur Andersen & Co. as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending January 27, 1995. Arthur Andersen & Co. has audited the consolidated financial state-ments of the Company each year since 1980. A representative of Arthur Andersen & Co. will be present at the meeting with the opportunity to make a statement if such representative so desires, and will be available to respond to appro-priate questions raised orally at the meeting or submitted in writing to the Company's Secretary before the meeting.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent share-holders are required by Securities and Exchange Commission regulation to fur-nish the Company with copies of all Section 16(a) forms they file.

  To the best of the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) forms were required for those persons, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with during the two fiscal years ended January 28, 1994.

ADDITIONAL MATTERS

  The Board of Directors is not aware of any other matters that will be pre-sented for action at the 1994 Annual Meeting. Should any additional matters properly come before the meeting, properly signed and dated proxies will be voted on those matters by the persons named therein in accordance with the best judgment of such persons.

SUBMISSION OF SHAREHOLDER PROPOSALS

  The Company's By-Laws require that the Company be provided with written no-tice with respect to the nomination of a person for election as a director or the submission of any proposal at an annual meeting of shareholders. Any such notice must include certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, and must be furnished to the Com-pany not less than 10 business days prior to such meeting. A copy of the appli-cable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth below.

  In addition, all shareholder proposals to be included in the Board of Direc-tors' Proxy Statement and proxy for the 1995 Annual Meeting of shareholders (i) must be received by the Secretary of the Company not later than December 19, 1994, and (ii) must satisfy the conditions established by the Securities and Exchange Commission as necessary to entitle such proposal to be included in the Proxy Statement and form of proxy.

COST OF PROXY SOLICITATION

  The Company will pay the cost of preparing, printing and mailing proxy mate-rials as well as the cost of soliciting proxies on behalf of the Board of Di-rectors. In addition to using the mails, officers and other employees may so-licit proxies in person and by telephone and telegraph.

REPORT TO SHAREHOLDERS

  The Company has mailed this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. A copy of the Company's 1994 Annual Report was mailed to each shareholder on or about April 4, 1994. Included in the 1994 An-nual Report are the Company's consolidated financial statements for the fiscal year ended January 28, 1994.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO THE SECRETARY, LANDS' END, INC., ONE LANDS' END LANE, DODGEVILLE, WISCONSIN 53595.

                                          By order of the Board of Directors,

                                          LOGO
                                          Robert S. Osborne
                                          Secretary

April 18, 1994

                         LANDS' END 1994 ANNUAL MEETING

             [MAP SHOWING LOCATION OF ANNUAL MEETING APPEARS HERE]

PAGE WHERE
GRAPHIC APPEARS    DESCRIPTION OF GRAPHIC OR CROSS-REFERENCE
      15           [PERFORMANCE GRAPH APPEARS HERE]

BACK COVER         [MAP SHOWING LOCATION OF ANNUAL MEETING APPEARS HERE]

                                LANDS' END, INC.
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 18, 1994
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Gary C. Comer, William T. End and Robert S. Osborne as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Lands' End, Inc. held of record by the undersigned on March 25, 1994, at the annual meeting of shareholders to be held on May 18, 1994, or any adjournment thereof.

  1. ELECTION OF DIRECTORS

   NOMINEES: Richard C. Anderson and Howard G. Krane

   [_] For all nominees EXCEPT those whose names are inserted on the line below.
   --------------------------------------------------------------------------

   [_] Withhold authority to vote for all nominees.

  2. PROPOSAL TO APPROVE AMENDMENT OF ARTICLE FOURTH OF CERTIFICATE OF INCORPORATION
                         [_] FOR[_] AGAINST[_] ABSTAIN

  3. PROPOSAL TO APPROVE AMENDMENT TO STOCK OPTION PLAN
                         [_] FOR[_] AGAINST[_] ABSTAIN

  4. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN & CO. as the independent public accountants of the company.
                         [_] FOR[_] AGAINST[_] ABSTAIN

              (Continued and to be Signed and Dated on other side)
  5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.

   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

                                      When signing as attorney,
                                      executor, administrator,
                                      trustee or guardian, please
                                      give full title as such. If a
                                      corporation, please sign in
                                      full corporate name by
                                      President or other authorized
                                      officer. If a partnership,
                                      please sign in partnership name
                                      by authorized person.
                                      Dated ____________________  1994
                                      --------------------------------
                                                 Signature
                                      --------------------------------
   Please mark, sign, date               Signature if held jointly
   and return this proxy
   card promptly using the
   enclosed envelope.